UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2006

ALTEON INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16043 (Commission File Number)	13-3304550 (IRS Employer Identification No.)
6 Campus Drive
Parsippany, New Jersey 07054
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (201) 934-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.
On April 21, 2006, Alteon closed its previously announced private placement of Units, consisting of common stock and warrants, for gross proceeds of approximately $2.6 million. Each Unit consisted of one share of Alteon common stock and one warrant to purchase one share of Alteon common stock, comprising a total of 10,340,000 shares of Alteon common stock and warrants to purchase 10,340,000 shares of Alteon common stock. The offering was made to accredited investors, as defined in and pursuant to an exemption from registration under Regulation D promulgated under the Securities Act of 1933, as amended.
Under the terms of the purchase agreement, the Units were sold at a price of $0.25 per Unit, and the warrants will be exercisable for a period of five years commencing six months from the date of issue at a price of $0.30 per share. Pursuant to the purchase agreement, investors have a right to participate in any closing of a subsequent financing by Alteon of its common stock or common stock equivalents up to an aggregate amount equal to 50% of such subsequent financing until the second anniversary of the declaration of effectiveness by the SEC of a registration statement for the resale of the shares of common stock and the shares of common stock underlying the warrants sold in the private placement.
Under the terms of the registration rights agreement, Alteon agreed to file a registration statement with the SEC for the resale of the shares of common stock and the shares of common stock underlying the warrants sold in the private placement within 45 days of the closing. Failure to file the registration statement in a timely manner will result in payment by Alteon to each investor of liquidated damages, subject to certain limitations set forth in the registration rights agreement. Such liquidated damages are also payable in the event that the resale registration statement has not been declared effective within certain time periods or if sales cannot be made pursuant to the registration statement following its effectiveness, each as described in the registration rights agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTEON INC.
Dated: April 21, 2006
/s/ Kenneth I. Moch
Kenneth I. Moch
President and Chief Executive Officer